UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): March 25, 2008
DAWSON GEOPHYSICAL COMPANY
(Exact name of Registrant as specified in its charter)

TEXAS	0-10144	75-0970548
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)
508 West Wall, Suite 800
Midland, Texas 79701
(Address of principal executive offices)
(432) 684-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On March 25, 2008, the Board of Directors (the “Board”) of Dawson Geophysical Company (the “Company”) increased the size of the Board from five to six directors and appointed Jack D. Ladd to fill the newly created directorship. At the time of this filing, Mr. Ladd has not been named to any committee of the Board. Mr. Ladd will be compensated for his service on the Board under the Company’s standard arrangement described in its proxy statement for the annual meeting of stockholders held on January 22, 2008.
     Mr. Ladd is currently the Dean and a Professor of Management in the School of Business at the University of Texas of the Permian Basin. From 2004 until 2007, Mr. Ladd held the positions of Assistant Professor in the School of Business and Director of the John Ben Shepperd Public Leadership Institute at the University of Texas of the Permian Basin. Prior to 2004, Mr. Ladd was a shareholder of Stubbeman, McRae, Sealy, Laughlin & Browder, Inc., a law firm in Midland, Texas.
     There are no arrangements or understandings between Mr. Ladd and any other person pursuant to which he was selected as a director. There are no transactions in which Mr. Ladd has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAWSON GEOPHYSICAL COMPANY
Date: March 31, 2008	By:	/s/ Christina W. Hagan
Christina W. Hagan
Executive Vice President, Secretary and Chief Financial Officer